UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060
Washington, D.C. 20549	Expires: March 31, 2006 Estimated average burden hours per response ……….…28.0

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 23, 2006

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-100351	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(248) 631-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

TriMas Corporation announced on June 23, 2006 that it is seeking to refinance its existing $410.0 million senior secured credit facilities to enhance financial and operating flexibility and extend maturities. Proceeds from the new credit facilities would be used to refinance all outstanding amounts under the existing senior credit facilities and for general corporate purposes. A copy of the press release is attached hereto as exhibit 99.1.

The term sheet for the refinancing issued by JPMorgan Chase Bank, N.A. and J. P. Morgan Securities Inc. contemplates terms substantially similar to the Company’s existing credit agreement, other than changes contemplated by the term sheet, and such additional changes as the parties agree upon. Principally, the term sheet provides for: (a) a $260.0 million senior secured Tranche B loan; (b) up to a $100.0 million senior secured revolving credit facility; (c) a $50.0 million senior secured synthetic facility; and (d) additional incremental term loans not to exceed $100.0 million under certain circumstances.

A copy of the term sheet is attached to this report as Exhibit 99.2 and is incorporated herein by reference as though it were fully set forth herein. The above summary of the term sheet is qualified in its entirety by the complete text of that document

JP Morgan’s obligations under the term sheet are subject to its best efforts to obtain commitments for the portion of the senior credit facility not covered by JP Morgan and other conditions to closing. No assurance can be given that the foregoing conditions to closing will be satisfied.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release dated June 23, 2006.

99.2	Term Sheet dated as of June 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	June 23, 2006
		By:	/s/ Grant H. Beard
		Name:	Grant H. Beard
		Title:	Chief Executive Officer